Exhibit 99.1

Press Release

Action Products International Announces Departure of Chief Financial

Officer and Appointment of Interim Chief Financial Office

Business Editors

ORLANDO, Fla.—(BUSINESS WIRE)—March 25, 2005—Action Products International, Inc. (NASDAQ:APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, today announced that on March 25, 2005 the Company’s Chief Financial Officer, Robert Burrows, resigned from his employment. Mr. Burrows is to be paid his salary through March 25, 2005, and no severance payments have been paid or are owed to him. On the same date, Mr. Ronald Kaplan, the Company’s Chief Executive, was appointed as interim Chief Financial Officer. Mr. Kaplan will serve in this position until a new chief financial officer can be identified and hired.

Citing “personal reasons”, Mr. Burrows stated: “It has been a pleasure working with the Action Products International team, our customers, and our shareholders. I am returning to the technology field, where I have spent most of my career, and my departure is in no way a reflection on the Action Products organization, its financial condition, or prospects. All of those remain strong. I have enjoyed working closely with Action’s CEO Ron Kaplan and I remain confident the Company will enjoy much success.”

Mr. Kaplan stated: “Over the last few years we have delivered markedly improved operating and financial performance. This is in large part attributable to systems we implemented over the last few years working closely with Rob. Rob leaves the Company stronger than it was when we started together in 2001. A replacement will be named soon, however to the credit of Mr. Burrows, we have excellent support staff in every area of accounting, banking, and inventory.”

The information in this report shall not yet be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

About Action Products

Action Products International, Inc. is a multi brand designer and manufacturer of educational and positive branded toys emphasizing fun. Quality brands including JAY JAY THE JET PLANE Wooden Adventure System(TM), I Dig Dinosaurs(R) and I Dig Treasures(R) excavation activity kits, Space Voyagers(R) (“The most authentic Space Toys on Earth”), Wild Climbers(TM) and Climb@Tron(TM) window-climbing animals and robots, Play and Store(TM) themed playsets, Kidz Workshop(TM) wooden projects, Drop Zone Extreme(TM) parachute toys, and Curiosity Kits(R), a leading, award-winning specialty brand for kids’ craft and activity kits. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets.

For more information on Action Products’ toys, visit the Company’s web site at http://www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or

CONTACT:	Aurelius Consulting Group, Maitland, Fla.
Dave Gentry, 800-644-6297